Free Writing Prospectus to Preliminary Terms No. 2,688

Registration Statement Nos. 333-250103; 333-250103-01

Dated October 1, 2021; Filed pursuant to Rule 433

Morgan Stanley

2-Year SPX Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	S&P 500® Index (“SPX”)
Early redemption (beginning after one year):	Determination dates:	Call threshold level:	Call premium:
	1st: October 24, 2022	100% of the initial index value	6.80%
Downside threshold level:	80% of the initial index value
Pricing date:	October 15, 2021
Final determination date:	October 16, 2023
Maturity date:	October 19, 2023
CUSIP:	61773E791
Preliminary Terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988221014318/ms2688_fwp-08538.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Underlying	Payment (per security)
1st Determination Date	+20%	$10.68
The securities are automatically redeemed on the early redemption date. Investors will receive a payment of $10.68 per security on the related early redemption date.

Hypothetical Payout at Maturity[1]

Assuming that the underlying index closes below its initial index value on the first determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in Underlying	Payment (per security)
+30%	$13.75
+20%	$12.50
+10%	$11.25
0%	$10.00
-5%	$10.00
-10%	$10.00
-20%	$10.00
-21%	$7.90
-30%	$7.00
-40%	$6.00
-50%	$5.00
-70%	$3.00
-90%	$1.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment specified for the first determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Not equivalent to investing in the underlying index.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 2-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $9.612 per security, or within $0.35 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●Adjustments to the underlying index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.